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                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

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FOR IMMEDIATE RELEASE
December 28, 1998
Wilkes-Barre, Pennsylvania
Press Contact:             Jacqueline Quigley  (717) 822-6277

Designs, Inc. Founder and Chairman backs Holtzman's move to oust 5 of 6 board members.

         Seymour Holtzman,  the President and CEO of Jewelcor  Management,  Inc.
(JMI), announced today that Stanley Berger, the founder and Chairman of Designs, Inc. (Designs), has delivered his written consent voting in favor of JMI's proposals. JMI, which owns 9.9% or 1,570,200 shares of common stock of Designs, is seeking written consents from the stockholders of Designs to, among other things, remove all of the current members of the Board of Directors of Designs, Inc. with the exception of Stanley Berger. Mr. Berger, who developed the Levi Strauss relationship 22 years ago and is the owner of 958,606 shares of the company's stock, has indicated his willingness to continue as the Chairman of the Board of Designs. Mr. Holtzman contends that Mr. Berger's continued involvement with the company is a great benefit to the stockholders. "I am gratified that Mr. Berger has provided his written consent. To me, this is a clear indication that Mr. Berger believes that I am more motivated and suited to enhance stockholder value than management and the current Board of Directors, who, with the exception of Mr. Berger, only have a small ownership interest in the company."

         Mr. Holtzman is concerned by the substantial decline in the market price of Designs' common stock, the decrease in comparable store sales and Designs' substantial operating losses. During the 21 month period ending October 31, 1998, Designs reported operating losses of $71.4 million. Moreover, the market value of Designs' stock declined approximately 90% during the period from December 31, 1994 to November 25, 1998. Ironically, after JMI filed its Schedule 13D with the Securities and Exchange Commission on November 27, 1998, the market price of the company's stock increased from $.75 per share to a closing of $2.00 per share on December 22, 1998. Mr. Holtzman stated, "these facts speak for themselves. Even this price is only approximately 1/2 of book value based upon the company's most recent financial statements. On December 11, 1998, the CFO of Designs, Inc. stated that the company is worth well in excess of the current book value. Since the stock is currently selling for approximately 1/2 of book value, my opinion is that there are obviously a lot of investors who do not believe that current management will sell the company."

         Mr. Holtzman stated, "I have great concerns regarding the current Board's involvement in negotiating a sale of the company. With the exception of Mr. Berger, the current Board of Directors and management,

Page Two
Designs, Inc.
December 28, 1998

only own (excluding options) approximately 1% of the outstanding stock. With that in mind, they could negotiate substantial incentive fees for management in connection with the sale or merger, receive substantial sign up bonuses for current management and obtain substantial breakup fees if the transaction is not completed. Most importantly, management could also grant a dilutive option to a potential acquiror to purchase in excess of 3 million shares of Designs stock. I intend to work diligently for the benefit of all stockholders, and maintain a "level playing field" for all potential purchasers. If JMI's proposals are passed, the company's stockholders should be comforted by the fact that two of the largest stockholders will be involved with the process of selling the company."

         Mr. Holtzman stated that, "Stockholders should be aware of the fact that the Board of Directors is not obligated to disclose the price of any transaction it decides not to accept, and there can be no assurance that the Board of Directors would not seek to impose shark repellents or other anti-takeover devices to hinder a transaction that it does not want to accept. I am fearful that the stockholders will not have another opportunity to sell the company, and I am seeking the written consents to accomplish our mutual goals."

         As the founder of the company, Mr. Berger has an excellent longstanding 22 year relationship with Levi Strauss & Co. Mr. Holtzman said, "When Stanley Berger retired four years ago, the company was highly profitable and financially sound. Since that time, the company has reported substantial cumulative operating losses. In my opinion, present management is not sufficiently motivated to sell the company. Why should they vote themselves out of a job? The present management of the company has done such a dismal job, that, in my view, they are not the best choice to be involved in the sale of the company."

         Seymour Holtzman is a highly regarded, experienced businessman and has a reputation that is well known in the banking community for exerting pressure on under-performing banks to sell to larger financial institutions. He has been applauded numerous times by institutional and individual stockholders for his efforts as a shareholder activist.

         Holtzman   believes  that  in  spite  of  current   management's   poor
performance, Designs, Inc. is an excellent company, and if sold, will no doubt be a great fit for a desirable strategic partner.